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                                EXHIBIT (15)(a)
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                                                                 EXHIBIT (15)(a)



November 12, 2001


CMS Energy Corporation:

     We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-55805, No. 33-60007, No. 333-27849, No. 333-32229, No. 333-37241, No. 333-45556, No. 333-47464, No. 333-51932, No.
333-52560, and No. 333-58686 its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated October 31, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,



/s/ Arthur Andersen LLP
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